Exhibit 99.1

PRIMERICA REPORTS SECOND QUARTER 2024 RESULTS

New life licenses up 14%, driving sales force to record 145,789 representatives

Term Life net premiums increased 4%; adjusted direct premiums increased 5%

Issued Term Life face amount of $33 billion; total in force coverage of $951 billion

Investment and Savings Products sales of $3.1 billion, up 29%

Investment and Savings Products client asset values up 15%, ending the quarter at record $105 billion

GAAP diluted earnings per share of $0.03; diluted adjusted operating earnings per share of $4.71

Declared a 20% increase in dividend to $0.90 per share, payable on September 12, 2024; repurchased $143 million of common stock during the quarter

Duluth, GA, Aug. 7, 2024 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended June 30, 2024. The Company’s previously announced decision to exit the Senior Health business and associated write-offs of non-cash items impacted GAAP earnings with net income ending at $1.2 million, or $0.03 per diluted share. Core business results from the quarter were strong. Adjusted net operating income of $162.7 million increased 12%, while adjusted operating earnings per diluted share of $4.71 grew 18% year-over-year. Total revenue of $803.4 million, which included $50 million in proceeds from payments under an insurance claim, increased 17% compared to the second quarter of 2023. Adjusted operating revenue of $753.3 million increased 9% year-over-year.

The Company’s decision to exit the Senior Health business led to several non-cash adjustments in the second quarter of 2024. These included write-offs of the remaining goodwill and intangibles and the recognition of a tax benefit from the removal of the deferred tax liabilities associated with the intangible assets and a valuation allowance for state net operating losses. The quarter’s results also included income recognized from the receipt of cash proceeds paid under a previously disclosed insurance claim. The Company excluded these non-recurring items from adjusted operating results to provide a comparable basis to the prior period results. A reconciliation of these items to GAAP results is included in the tables at the end of this release.

Second quarter operating results were driven by strong sales of investment products and rising client asset values as well as steady premium growth and the predictable margins of the Term Life business. Investment income benefited from higher yielding investments and growth in the Company’s invested asset portfolio. Results were partially offset by weakness in the Senior Health business. Distribution results were strong during the quarter, driven by recruiting and growth in new life-licensed representatives.

“I am pleased with the continued momentum of our business and the ongoing efforts of our sales force to educate clients and help them navigate these uncertain times,” said Glenn Williams, Chief Executive Officer of Primerica, Inc. “We welcomed nearly 40,000 teammates during our international convention in July and believe the event will build momentum for the future.”

Second Quarter Distribution & Segment Results

Distribution Results
	Q2 2024	Q2 2023	% Change
Life-Licensed Sales Force	145,789	137,806	6%
Recruits	96,563	86,124	12%
New Life-Licensed Representatives	14,402	12,638	14%
Life Insurance Policies Issued	100,768	96,953	4%
Life Productivity (1)	0.23	0.24	*
Issued Term Life Face Amount ($ billions) (2)	$33.2	$32.2	3%
ISP Product Sales ($ billions)	$3.1	$2.4	29%
Average Client Asset Values ($ billions)	$103.0	$88.8	16%
Senior Health Submitted Policies (3)	15,767	13,885	14%
Senior Health Approved Policies (4)	14,646	12,915	13%
Closed U.S. Mortgage Volume ($ million brokered)	$99.6	$82.2	21%

(1)
Life productivity equals the average monthly policies issued divided by the average number of life insurance licensed representatives.
(2)
Includes face amount on issued term life policies, additional riders added to existing policies, and face increases under increasing benefit riders.
(3)
Represents the number of completed applications that, with respect to each such application, the applicant has authorized us to submit to the health insurance carrier.
(4)
Represents an estimate of submitted policies approved by health insurance carriers during the indicated period. Not all approved policies will go in force.

* Not calculated

Segment Results
	Q2 2024	Q2 2023	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$426,944	$411,873	4%
Investment and Savings Products	260,906	214,509	22%
Senior Health	12,420	14,890	(17)%
Corporate and Other Distributed Products (1)	53,015	48,293	10%
Total adjusted operating revenues (1)	$753,285	$689,565	9%

Adjusted Operating Income (Loss) before income taxes:
Term Life Insurance	$147,779	$140,113	5%
Investment and Savings Products	74,782	59,583	26%
Senior Health (1)	(11,365)	(6,032)	88%
Corporate and Other Distributed Products (1)	942	(3,588)	NM
Total adjusted operating income before income taxes (1)	$212,138	$190,076	12%

(1)
See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

Life Insurance Licensed Sales Force

During the second quarter, the Company successfully leveraged the excitement leading into its convention and the efforts of its field leaders to help new recruits effectively navigate the licensing process. The appeal of Primerica’s business opportunity continued to generate significant interest. The Company recruited a total of 96,563 individuals, a 12% increase compared to the prior year period. Licensing remained similarly strong with a total of 14,402 new life licenses during the quarter, a 14% increase compared to the prior year period, fueling 6% growth in the size of the sales force year-over-year to 145,789 life-licensed representatives.

Term Life Insurance

Life insurance policies issued during the second quarter increased 4% to 100,768, helping drive $33.2 billion in new term life face amount issued during the three months ended June 30, 2024. Productivity was at the higher end of the historical range at a monthly average of 0.23 policies issued per life-licensed representative. We believe higher cost of living pressures continued to impact middle-income families, contributing to elevated lapse rates during the quarter.

During the second quarter, Term Life revenues of $426.9 million increased 4% compared to the second quarter of 2023 driven by 5% growth in adjusted direct premiums, while pre-tax operating income of $147.8 million increased 5%. The benefits and claims ratio of 57.4% benefited from a $4.3 million remeasurement gain largely due to better than anticipated claims experience. The DAC amortization and insurance commissions ratio of 11.8% remained stable year-over-year. The Term Life operating margin was 23.1%, in line with the prior year period.

Investment and Savings Products

Total product sales during the quarter were $3.1 billion, increasing 29% compared to the prior year period, driven by the strong demand for mutual funds, annuities and managed accounts. On June 30, 2024, client asset values were $105 billion, up 15% year-over-year primarily due to strong equity market appreciation. Net client inflows were $423 million during the quarter.

Second quarter ISP revenues of $260.9 million increased 22% compared to the prior year period, while pre-tax operating income of $74.8 million increased 26% due to strong sales and an increase in average client asset values. Revenues from sales-based commissions and fees increased 35%, rising at a slightly higher rate than sales due to a favorable mix shift. Sales-based commission expenses increased 31%, in line with the increase in correlated sales. Asset-based revenues increased 17%, largely consistent with the growth in average client asset values. The change in asset-based commission expenses was in line with asset-based revenues, excluding revenues on Canadian segregated funds. Expenses related to Canadian segregated funds are reflected in insurance commissions and amortization of DAC.

Senior Health

During the second quarter of 2024, a total of 14,646 policies were approved by carriers, representing a 13% increase compared to the prior year period. The lifetime value of commissions per approved policy (“LTV”) was $914, while contract acquisition costs per approved policy (“CAC”) were $1,074 for a LTV/CAC ratio of 0.9.

Second quarter Senior Health revenues were $12.4 million, including a $1.8 million negative tail revenue adjustment due to higher policy churn. The adjusted operating loss during the quarter was $11.4 million, driven by higher contract acquisition costs, which rose 25% as e-TeleQuote onboarded agents in preparation for the upcoming enrollment period.

Corporate and Other Distributed Products

During the second quarter of 2024, the segment recorded pre-tax adjusted operating income of $0.9 million compared to a pre-tax adjusted operating loss of $3.6 million in the prior year period. The year-over-year change was primarily driven by the continued benefit of higher interest rates and growth in the size of the invested asset portfolio, which added an additional $5.0 million of adjusted net investment income to current quarter revenues.

Taxes

The effective tax rate was 85.0% in the second quarter of 2024 compared to 23.5% in the prior year period. The increase in the effective tax rate during the second quarter of 2024 was primarily driven by the non-cash goodwill impairment charge that is not deductible for income tax purposes and a valuation allowance established against e-TeleQuote’s state net operating losses. The impact of those two items was partially offset by the representation and warranty insurance proceeds, which will be excluded from taxable income, and the write-off of deferred tax liabilities on the intangibles that were fully impaired in the quarter. Excluding the impact of the four aforementioned items, the effective tax rate in the second quarter of 2024 would have been 23.3%.

Capital

The Company repurchased 629,378 shares of common stock for $142.7 million during the second quarter of 2024 and the Board of Directors has approved a 20% increase in the dividend to $0.90 per share, payable on September 12, 2024 to stockholders of record on August 21, 2024. Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be about 445% as of June 30, 2024.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company presents certain non-GAAP financial measures. Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, and diluted adjusted operating earnings per share.

Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.

Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of investment gains (losses), including credit impairments, and fair value mark-to-market (“MTM”) investment adjustments for all periods presented. We exclude investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations. Also excluded from these non-GAAP financial measures is the receipt of insurance proceeds under a Representation and Warranty policy negotiated and purchased in connection with the acquisition of e-TeleQuote. We exclude this gain from our non-GAAP financial measures as it represents a non-recurring item that causes incomparability in the Company’s results.

Adjusted operating income before taxes, adjusted net operating income, and diluted adjusted operating earnings per share also exclude non-cash goodwill and intangible asset impairment charges. We exclude non-cash goodwill and intangible asset impairment charges as non-recurring items that cause incomparability between period-over-period results. Also excluded from these non-GAAP financial measures is restructuring and related charges incurred with the exit of our senior health business. We exclude these items from our non-GAAP financial measures as they are not useful in evaluating the Company’s ongoing operations. Adjusted net operating income and diluted adjusted operating earnings per share also exclude the tax effect of pre-tax operating adjustments, the deferred tax benefit recognized in association with the impairment of intangible assets and the valuation allowance recognized for state operating losses in the Company’s Senior Health segment. We exclude these items from our non-GAAP financial measures as they represent the tax effect of pre-tax operating adjustments and/or non-recurring items that will cause incomparability between period-over-period results.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business. These measures have limitations and users should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Thursday, August 8, 2024, at 10:00 a.m. Eastern, to discuss the quarter’s results. To access the webcast, go to https://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software. A replay of the call will be available for approximately 30 days. This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of sales representatives; new laws or regulations that could apply to our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or sales representatives’ violation of or non-compliance with laws and regulations; litigation and regulatory investigations and actions concerning us or sales representatives; differences between our actual experience and our expectations regarding mortality, persistency, disability or insurance as reflected in the pricing for our insurance policies; changes in federal, state and provincial legislation or regulation that affects our insurance, investment product and mortgage businesses; our failure to meet regulatory capital ratios or other minimum capital and surplus requirements; a significant downgrade by a ratings organization; the failure of our reinsurers or reserve financing counterparties to perform their obligations; the failure of our investment products to remain competitive with other investment options or the loss of our relationship with one or more of the companies whose investment products we provide; heightened standards of conduct or more stringent licensing requirements for sales representatives; inadequate policies and procedures regarding suitability review of client transactions; revocation of our subsidiary’s status as a non-bank custodian; inability to abandon our ownership of e-TeleQuote by the anticipated date, or at all, which would cause us to exit the senior health insurance distribution business by an alternative method that may not be as beneficial to stockholder value as the planned abandonment; a significant change to or disruption in the mortgage lenders’ mortgage businesses or an inability of the mortgage lenders to satisfy their contractual obligations to us; economic downcycles that impact our business, financial condition and results of operations; major public health pandemics, epidemics or outbreaks or other catastrophic events; the failure of our or a third-party partner’s information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; any failure to protect the confidentiality of client information; the current legislative and regulatory climate with regard to privacy and cybersecurity; cyber-attack(s), security breaches or if e-TeleQuote is otherwise unable to safeguard the security and privacy of confidential data, including personal health information; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio and other assets; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; litigation and regulatory investigations and actions; a significant change in the competitive environment in which we operate; the loss of key personnel or sales force leaders; the efficiency and success of business initiatives to enhance our technology, products and services; any acquisition or investment in businesses that do not perform as we expect or are difficult to integrate; and fluctuations in the market price of our common stock or Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at https://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial products and services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured approximately 5.7 million lives and had approximately 2.9 million client investment accounts on December 31, 2023. Primerica, through its insurance company subsidiaries, was the #2 issuer of Term Life insurance coverage in the United States and Canada in 2023. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: Nicole.Russell@primerica.com

Media Contact:

Susan Chana

404-229-8302

Email: Susan.Chana@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	June 30, 2024	December 31, 2023
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,796,030	$2,719,467
Fixed-maturity security held-to-maturity, at amortized cost	1,353,370	1,386,980
Short-term investments available-for-sale, at fair value	-	276
Equity securities, at fair value	26,026	29,680
Trading securities, at fair value	3,158	18,383
Policy loans and other invested assets	49,791	51,175
Total investments	4,228,375	4,205,961
Cash and cash equivalents	627,292	613,148
Accrued investment income	25,687	23,958
Reinsurance recoverables	2,833,055	3,015,777
Deferred policy acquisition costs, net	3,566,126	3,447,234
Renewal commissions receivable	171,022	190,258
Agent balances, due premiums and other receivables	288,766	273,066
Goodwill	-	127,707
Intangible assets, net	45,275	175,025
Income taxes	118,379	123,514
Operating lease right-of-use assets	50,646	53,693
Other assets	357,115	382,549
Separate account assets	2,253,966	2,395,842
Total assets	$14,565,704	$15,027,732

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$6,436,332	$6,742,025
Unearned and advance premiums	17,076	14,876
Policy claims and other benefits payable	478,773	513,803
Other policyholders' funds	412,570	435,094
Note payable	594,110	593,709
Surplus note	1,353,014	1,386,592
Income taxes	135,049	135,247
Operating lease liabilities	58,756	61,358
Other liabilities	613,303	583,434
Payable under securities lending	90,995	99,785
Separate account liabilities	2,253,966	2,395,842
Total liabilities	12,443,944	12,961,765

Stockholders' equity

Common stock	340	350
Paid-in capital	-	-
Retained earnings	2,122,832	2,276,946
Accumulated other comprehensive income (loss), net of income tax:
Effect of change in discount rate assumptions on the liability for future policy benefits	201,441	(39,086)
Unrealized foreign currency translation gains (losses)	(15,507)	(2,235)
Net unrealized gains (losses) on available-for-sale securities	(187,346)	(170,008)
Total stockholders' equity	2,121,760	2,065,967
Total liabilities and stockholders' equity	$14,565,704	$15,027,732

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended June 30,
	2024	2023
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$845,358	$828,296
Ceded premiums	(427,561)	(425,266)
Net premiums	417,797	403,030
Commissions and fees	279,769	233,130
Net investment income	38,452	32,398
Investment gains (losses)	(99)	(328)
Other, net	67,456	20,155
Total revenues	803,375	688,385

Benefits and expenses:
Benefits and claims	150,030	148,911
Future policy benefits remeasurement (gain) loss	(4,329)	(1,867)
Amortization of deferred policy acquisition costs	73,643	68,110
Sales commissions	142,154	113,623
Insurance expenses	62,685	59,093
Insurance commissions	7,399	9,142
Contract acquisition costs	15,724	12,602
Interest expense	6,099	6,686
Impairment of goodwill and other long-lived assets (1)	253,607	-
Other operating expenses	88,566	83,189
Total benefits and expenses	795,578	499,489
Income before income taxes	7,797	188,896
Income taxes	6,626	44,392
Net income	$1,171	$144,504

Earnings per share:
Basic earnings per share	$0.03	$3.97
Diluted earnings per share	$0.03	$3.97

Weighted-average shares used in computing earnings per share:
Basic	34,383	36,215
Diluted	34,383	36,290

(1)
Other long-lived assets impairment consists of intangible assets ($124.5 million) and other assets ($1.4 million).

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended June 30,
	2024	2023	% Change
	(In thousands, except per-share amounts)
Total revenues	$803,375	$688,385	17%
Less: Investment (losses) gains	(99)	(328)
Less: 10% deposit asset MTM included in NII	189	(852)
Less: Gain on insurance proceeds	50,000	-
Adjusted operating revenues	$753,285	$689,565	9%

Income before income taxes	$7,797	$188,896	NM
Less: Investment (losses) gains	(99)	(328)
Less: 10% deposit asset MTM included in NII	189	(852)
Less: Gain on insurance proceeds	50,000	-
Less: Restructuring costs	(824)	-
Less: Impairment of goodwill	(127,707)	-
Less: Impairment of other long-lived assets	(125,900)	-
Adjusted operating income before income taxes	$212,138	$190,076	12%

Net income	$1,171	$144,504	NM
Less: Investment (losses) gains	(99)	(328)
Less: 10% deposit asset MTM included in NII	189	(852)
Less: Gain on insurance proceeds	50,000	-
Less: Restructuring costs	(824)	-
Less: Impairment of goodwill	(127,707)	-
Less: Tax impact of preceding items	18,720	277
Less: Impairment of other long-lived assets	(125,900)	-
Less: Deferred tax benefit of impairment of other long-lived assets	35,126	-
Less: Valuation allowance on Senior Health state net operating losses	(11,080)	-
Adjusted net operating income	$162,746	$145,407	12%

Diluted earnings per share	$0.03	$3.97	NM
Less: Net after-tax impact of operating adjustments	(4.68)	(0.02)
Diluted adjusted operating earnings per share	$4.71	$3.99	18%

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited)

	Three months ended June 30,
	2024	2023	% Change
	(In thousands)
Direct premiums	$840,668	$823,297	2%
Less: Premiums ceded to IPO coinsurers	201,566	216,740
Adjusted direct premiums	639,102	606,557	5%

Ceded premiums	(426,348)	(423,704)
Less: Premiums ceded to IPO coinsurers	(201,566)	(216,740)
Other ceded premiums	(224,782)	(206,964)
Net premiums	$414,320	$399,593	4%

SENIOR HEALTH SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended June 30,
	2024	2023	% Change
	(In thousands)
Income (loss) before income taxes	$(264,972)	$(6,032)	NM
Less: Impairment of goodwill	(127,707)	-
Less: Impairment of other long-lived assets	(125,900)	-
Adjusted operating income (loss) before income taxes	$(11,365)	$(6,032)	88%

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended June 30,
	2024	2023	% Change
	(In thousands)
Total revenues	$103,105	$47,113	NM
Less: Investment gains (losses)	(99)	(328)
Less: 10% deposit asset MTM included in NII	189	(852)
Less: Gain on insurance proceeds	50,000	-
Adjusted operating revenues	$53,015	$48,293	10%

Income (loss) before income taxes	$50,208	$(4,768)	NM
Less: Investment gains (losses)	(99)	(328)
Less: 10% deposit asset MTM included in NII	189	(852)
Less: Restructuring costs	(824)	-
Less: Gain on insurance proceeds	50,000	-
Adjusted operating income (loss) before income taxes	$942	$(3,588)	NM